Exhibit 99.1

FOR RELEASE:	CONTACT:
Date: December 11, 2006	Julie Fallon
Time: 10:27 AM Eastern	Tel. (781) 356-9517
Alternate Tel. (617) 320-2401
fallon@haemonetics.com

Christopher Lindop Joins Haemonetics as Vice President and Chief Financial Officer

Braintree, MA, Dec. 11, 2006 – Haemonetics Corporation (NYSE: HAE) is pleased to announce that Christopher Lindop will join the Company in January, 2007 as Vice President and Chief Financial Officer. Mr. Lindop will replace Haemonetics’ current CFO, Ronald Ryan, whose planned retirement was announced earlier this year.

Brad Nutter, Haemonetics’ President and CEO, said, “Mr. Lindop brings a wealth of experience in corporate finance, mergers and acquisitions, and international operations, and has significant knowledge of Haemonetics’ markets, products, and history. We are pleased that he will be joining the Haemonetics’ team and look forward to his expertise and leadership as Haemonetics executes its growth strategy.”

Since 2003, Mr. Lindop has been Chief Financial Officer at Inverness Medical Innovations, a global developer of advanced consumer and professional diagnostic products, including products in cardiology and infectious disease. During his tenure, Inverness Medical grew from $295 million in annual sales to $560 million in annual sales. Mr. Lindop also serves as a director and chairman of the audit committee of Parexel International Corporation.

Prior to Inverness Medical, Mr. Lindop was a Partner in the Boston offices of Ernst & Young LLP and Arthur Anderson LLP. Haemonetics has been a client of both firms and Mr. Lindop was engagement partner for Haemonetics’ account, giving him a unique and important insight into Haemonetics’ history and markets.

Mr. Nutter added, “I’d also like to thank Ron Ryan for his significant contributions to Haemonetics during his nine years of service, as well as for the commitment he has shown as we underwent our search for a new CFO. We wish him a rewarding and enjoyable retirement.”

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics’ products and markets, visit its web site at http://www.haemonetics.com.

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Contact: Julie Fallon
Tel: (781) 356-9517
Alt.Tel: (617) 320-2401
fallon@haemonetics.com